Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-229313 on Form S-8 of our report dated April 9, 2019, relating to the consolidated financial statements and financial statement schedule of 111, Inc., its subsidiaries, variable interest entities (“VIEs”) and VIEs’ subsidiaries (collectively, the “Group”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the translation of Renminbi amounts into United States dollar amounts for the convenience of readers in the United States of America) appearing in this Annual Report on Form 20-F of 111, Inc. for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

April 10, 2019